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                                                                  Exhibit 11(b)


                   CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the following with respect to this Post-Effective Amendment No. 16 in the Registration Statement (File No. 33-51294) on Form N-1A under the Securities Act of 1933, as amended, of Morgan Stanley Fund, Inc. (consisting of the PCS Money Market and PCS Government Obligations Portfolios which were the predecessors of the Morgan Stanley Money Market Fund and Morgan Stanley Government Obligations Money Market Fund):

    -- The incorporation by reference of our report dated July 31, 1996 accompanying the financial statements and financial highlights in the Statement of Additional Information.

    -- The reference to our Firm under the heading "Financial Statements" in the Statement of Additional Information.


/s/  Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania
October 18, 1996